CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use, in the registration statement on Form SB-2 of Nettel Holdings, Inc., of our report dated April 3, 2005 on our audits of the financial statements of Nettel Holdings, Inc. as of December 31, 2004 and the results of its operations and cash flows for the two years then ended, and the reference to us under the caption "Experts".

/s/ Kabani & Company, Inc.

Kabani & Company, Inc.
Los Angeles, California

February 6, 2006